Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzon Pharmaceuticals, Inc. and Subsidiaries on Form S-1 (No. 333-250031) of our report dated March 20, 2024, on our audits of the consolidated financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 20, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 20, 2024